UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

___________________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 12, 2014

BDCA VENTURE, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-53504 (Commission File Number)	26-2582882 (I.R.S. Employer Identification No.)

5251 DTC Parkway, Suite 1100
Greenwood Village, CO  80111
 (Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (720) 889-0139

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01      Regulation FD Disclosure.

BDCA Venture, Inc. (the “Company”) announced that its portfolio company, Xtime, Inc., signed a definitive merger agreement to be acquired by Cox Automotive, Inc. in an all-cash transaction.  The merger is expected to be completed in the fourth quarter of 2014.  However, the closing of the merger is subject to the satisfaction of various customary closing conditions, including approval by Xtime's stockholders.  BDCA Venture can give no assurances that the merger transaction will be completed and, even if completed, when it may be completed.

BDCA Venture invested $3 million in Xtime convertible preferred stock in June 2011.  As part of the merger, BDCA Venture would be entitled to receive approximately $10.5 million in exchange for the Xtime preferred stock and common stock warrants held by it.  However, at the closing of the merger, BDCA Venture would be required to set aside in escrow approximately $810,000 from its total proceeds as partial security for potential stockholder indemnification obligations under the merger agreement.  Assuming there are no stockholder indemnification claims and the entire escrowed amount is paid to BDCA Venture, the transaction would represent a return multiple of approximately 3.5x its investment cost.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2014		BDCA VENTURE, INC.

	By:	/s/ Timothy J. Keating
Timothy J. Keating President and Chief Executive Officer

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